SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

          Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Effective January 12, 2010, Mr. Scott A. Haire resigned as President of the Company. Mr. Haire will continue serving as the Company’s Chief Executive Officer, acting Chief Financial Officer and as a member of the Company’s Board of Directors.

Effective January 12, 2010, Ms. Deborah Jenkins Hutchinson was appointed as the Company’s President. From 2005 until her appointment as the Company’s President, Ms. Jenkins Hutchinson served in various capacities, including most recently, President, of Virtual Technology Licensing, LLC, a subsidiary of H.E.B., LLC, the Company’s largest shareholder. Prior to joining Virtual Technology Licensing, she was the Managing Member of Cognitive Communications, LLC, a business consulting company and served as Special Consultant to Health Office India for strategy development and operations assistance for work with US clients in medical transcription and coding services. Prior to serving in these capacities, she was President of pH Solutions, Ltd, the patent licensee of “safe acids” used in cosmetics, water purification, agriculture, pharmaceutical and many other industries. She has served on many national and international trade association’s boards including the Intel Internet Health Board of Advisors, the American National Standards Institute Health Informatics Standards Board – representing HIBCC (ANSI HISB and the American Society for Automation in Pharmacy (ASAP) where she also served as President and Secretary of the Board. Ms. Jenkins Hutchinson is currently a member of the Board of Director of VirtualHealth Technologies, Inc., a company whose shares trade on the OTCBB. She also currently serves as a director of Private Access, Inc., an innovator in privacy enhanced search technology over the Internet, and as Executive Vice President of H.E.B., LLC. Ms. Jenkins Hutchinson earned a BA degree in English-Minor Journalism from Texas Christian University in 1980.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wound Management Technologies, Inc.

Date: January 14, 2010	/s/Scott A. Haire
Scott A. Haire, Chairman of the Board
and Chief Executive Officer
(Principal Financial Officer)

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